Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-20829 and No.333-20833) of MarkWest Hydrocarbon, Inc. of our report dated June 27, 2003 relating to the financial statements of the MarkWest Hydrocarbon, Inc. 401(k) Savings and Profit Sharing Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
June 25, 2004